Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated April 13, 2009, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Argan, Inc. on Form 10-K for the year ended January 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Argan, Inc. on Forms S-3 (No. 333-152366, No. 333-109528, No. 333-122991, No. 333-135192, No. 333-140755, No. 333-140782) and on Forms S-8 (No. 333-152367, No. 333-107627, No. 333-143788).
/s/ Grant Thornton LLP
Baltimore, Maryland
April 13, 2009